Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-27297

PRICING SUPPLEMENT Number 8, Dated August 4, 1999 (To Prospectus dated August 6, 1997 and Prospectus Supplement dated November 4, 1997)

                                  $150,000,000
                                Tandy Corporation
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue

            7.30% Medium-Term Notes Due August 9, 2004 (the "Notes")

         The Notes being offered hereby are Medium-Term Notes, Series B of Tandy Corporation (the "Company"). The description in this Pricing Supplement of the particular terms of the Notes offered hereby supplements (and, to the extent inconsistent, replaces) and should be read in conjunction with the description of the general terms and provisions of the Company's Medium-Term Notes, Series B set forth in the accompanying Prospectus, dated August 6, 1997, and Prospectus Supplement, dated November 4, 1997, to which descriptions reference is made hereby. Terms used but not defined herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

         The particulars relating to the Notes offered hereby are as follows:

Purchaser:                                  Bear, Stearns & Co. Inc.

Specified Currency:                         U. S. dollars

Aggregate Principal Amount of Notes:        U.S. $14,500,000

Original Issue Date:                        August 9, 1999

Price to Public:                            99.899% of Aggregate Principal
                                            Amount of Notes

Purchaser's Discount Received from          0.50% of Aggregate Principal Amount
the Company:                                of Notes

Original Issue Price (Proceeds to Company): 99.399% of Aggregate Principal
                                            Amount of Notes

Maturity Date:                              August 9, 2004

Denomination:                               U.S. $1,000 and integral multiples
                                            thereof

Form of Notes:                              Book-Entry

Fixed Rate Notes:                           Interest Rate: 7.30% per annum

                                            Interest Payment Dates:  On April 1
                                            and October 1 of each year and at
                                            Maturity.

                                            Record Dates: March 15 and September
                                            15 of each year

CUSIP Number:                               87538GAY8

         The Company and the Purchaser named above have entered into a Terms Agreement for the issue and sale by the Company and the purchase by the Purchaser of the Notes, which Terms Agreement incorporates by reference the terms of the Sales Agreement, dated November 4, 1997, among the Company, the Purchaser and the other Agents (as defined therein) party thereto.